Exhibit 4.32
English Translation for Reference
SHARE TRANSFER AGREEMENT
by and between
Guangdong Meidiya Investment Co., Ltd.
and
Beijing Min Si Lian Hua Investment Management Co., Ltd.
Regarding
Beijing Fanhua Datong Investment Management Co., Ltd.

This Agreement is entered into by and among the following parties on March 24, 2011, in Beijing.
Transferor: Guangdong Meidiya Investment Co., Ltd. (“Guangdong Meidiya” or the “Transferor”)
Address: Room 603, Xiangkang Commercial Building, No. 11 Sanyuanli Boulevard, Baiyun District, Guangzhou
Transferee: Beijing Min Si Lian Hua Investment Management Co., Ltd. (“Min Si Lian Hua” or the “Transferee”)
Address: Room 1004, Qing Yun Dang Dai Building, Block 9, Man Ting Fang Yuan Zone, Qing Yun Li, Haidian District, Beijing
Third Party: Keping Lin (the “Third Party”)
ID Card No.: 432901195707202037
Address: Unit 5, Shiji JInyuan International Appartment, No. 69 Banjing Road, Haiding District, Beijing
Whereas:
1.
Beijing Fanhua Datong Investment Management Co., Ltd. (“Datong Investment”) is a limited liability company jointly invested and established by the Transferor and Keping Lin under the laws of the People’s Republic of China (the “PRC”) and was duly incorporated on July 8, 2008, with a registered capital of RMB20 million, of which RMB11 million were contributed by Guangdong Meidiya, representing 55% of the equity interests in Datong Investment, and RMB9 million were contributed by Keping Lin, representing 45% of the equity interests in Datong Investment.

2.
Guangdong Meidiya agrees to transfer all of its 55% equity interests in Datong Investment to Min Si Lian Hua (the “Equity Transfer). Min Si Lian Hua agrees to accept the transfer of such equity interests. Keping Lin, the Third Party, agrees to waive the right of first refusal in respect of the Equity Transfer.

NOW, THEREFORE, the parties hereby agree to enter into this Agreement in respect of the Equity Transfer as follows for mutual observance:
1.	Equity Transfer
1.1
The Transferor agrees to transfer all of its 55% equity interests in Datong Investment to the Transferee, and the Transferee agrees to accept the transfer of the said equity interests, at an equity transfer price of RMB11 million (the “Equity Transfer Price”).

1.2	Keping Lin, the Third Party, agrees to waive the right of first refusal in respect of the Equity Transfer.
1.3
The Transferor and the Transferee shall cooperate with each other to complete the transfer of any equity interests under the Equity Transfer and the payment of the Equity Transfer Price pursuant to this Agreement.

1.4	Upon completion of the Equity Transfer, the Transferee and Keping Lin, the Third Party, shall hold 55% and 45% equity interests in Datong Investment, respectively.
2.	Representations and Warranties of the Transferor
2.1
The Transferor is a limited company duly incorporated and validly existing under the PRC laws, which has full capacity for civil conduct, and has full capacity to undertake civil liabilities under the PRC laws. This Agreement, once executed by the parties hereto, constitutes its lawful, valid and binding obligations and is enforceable against the Transferor.

2.2
The Transferor has obtained appropriate internal approval for the Equity Transfer in accordance with this Agreement. The execution and performance of this Agreement by the Transferor will not breach any agreements executed with any third parties.

2.3
The Transferor has full, valid and sufficient rights to own and dispose of any equity interest transferred to the Transferee hereunder, and no pledge, security interest or third party interest has been created over such equity interests.

2.4	The Transferor shall be liable for any loss suffered by the Transferee in connection with any inconsistency between their representations and warranties mentioned above and the facts.
3.	Representations and Warranties of the Transferee
3.1
The Transferee is a limited company duly incorporated and validly existing under the PRC laws, which has full capacity for civil conduct, and has full capacity to undertake civil liabilities under the PRC laws. This Agreement, once executed by the parties hereto, constitutes its lawful, valid and binding obligations and is enforceable against the Transferee.

3.2
Party B has obtained appropriate internal approval for the Equity Transfer pursuant to this Agreement. The execution and performance of this Agreement by the Transferee will not breach any agreements executed with any third parties.

3.3	The Transferee shall be liable for any loss suffered by the Transferee in connection with any inconsistency between their representations and warranties mentioned above and the facts.
4.	Payment of the Equity Transfer Price
4.1	The Transferee shall pay the Equity Transfer Price of RMB11 million to the Transferor on the second working days after the satisfaction of all of the following conditions (the “Closing”):
(1)	this Agreement has been duly executed; and
(2)
other documents that shall be signed by the Transferor for the change of registration with the industrial and commercial administration department in respect of the Equity Transfer, including but not limited to the shareholders’ resolution adopted by the original shareholders’ meeting of Datong Investment for the approval of the Equity Transfer, have been duly executed.

5.	Obligations of Each Party
5.1
The Transferor shall, on the date of receiving the Equity Transfer Price from the Transferee, issue written confirmation for the receipt of payment to the Transferee, and shall issue an invoice of the said payment to the Transferee within 5 days.

5.2
The parties hereto confirm and agree that they shall work together and cooperate with each other to execute other documents with respect to the Equity Transfer on the date hereof, including but not limited to, the new articles of association of Datong Investment signed between the Transferee and the Third Party, its amendments and the shareholders’ resolution of Datong Investment signed between the Transferee and the Third Party with respect to the matters such as election of directors.

5.3
The parties hereto confirm and agree that they shall exert their utmost efforts to ensure Datong Investment to complete the all formalities in relation to the application for change of registration to the relevant industrial and commercial departments in respect of the Equity Transfer and the change of Datong Investment’s directors on the Closing date of the Equity Transfer.

5.4
The parties hereto confirm and agree that they shall work together to cause all filing and registration formalities in relation to the change of Datong Investment’s shareholders and its board members with respect to the Equity Transfer to be completed within forty-five days from the Closing date hereof.

5.5
The parties hereto confirm and agree that the beneficial owner of the 55% equity interests in Datong Investment shall be changed from the Transferor to the Transferee from the Closing date of the Equity Transfer. This means that the Transferee shall become the beneficial owner of the 55% equity interests of Datong Investment from the above date.

6.	Undertaking of Taxes
All relevant taxes arising from the Equity Transfer shall be borne by the parties hereto, respectively.
7.	Confidentiality
Each party hereto shall keep confidential any information it obtains from any of the other parties in connection with this Agreement and the Equity Transfer.
8.	Governing Law and Dispute Settlement
8.1	This Agreement shall be governed by the PRC laws.
8.2
Any dispute arising out of this Agreement shall be resolved by the parties through amicable negotiation. If the parties cannot resolve the dispute through amicable negotiation within thirty days after the occurrence thereof, either party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission, Beijing Branch, for arbitration (by a panel of three arbitrators) according to its arbitration rules then in effect at the time of applying for arbitration. The party that initiates the arbitration and the other party to the dispute shall be entitled to appoint an arbitrator and the third arbitrator shall be appointed by the China International Economic and Trade Arbitration Commission, Beijing Branch. The arbitral award is final and binding upon all parties hereto. In the course of arbitration, the parties shall continue to perform their respective obligations hereunder, except for those matters or obligations in dispute that have been submitted for arbitration.

9.	Liability for Breach and Termination of this Agreement
9.1
Within forty-five days after the Closing hereof and to the extent that the Transferee has fully paid the Equity Transfer Price to the Transferor, if Datong Investment fails to complete the formalities in relation to the change of filing for the Equity Transfer with the industrial and commercial administration department for whatever reasons, the Transferee shall be entitled to terminate this Agreement unilaterally. If the Transferee chooses to terminate this Agreement, the parties hereto shall exert their utmost efforts to restore all issues relating to this Agreement to their original status.

9.2
Under the circumstance set forth in Article 9.1 above, if the Transferee chooses not to terminate this Agreement, the parties hereto shall exert their utmost efforts to complete the formalities in relation to the change of filing for the Equity Transfer with the industrial and commercial administration department.

9.3
If the Equity Transfer hereunder cannot be completed due to the occurrence of any other matters, the parties hereto shall use their best effort to restore all issues relating to this Agreement to their original status.

9.4
If any party hereto does not actually perform its obligations hereunder and thus causes losses to other parties, the breaching party shall indemnify the non-breaching party against all actual losses suffered by it.

10.	Miscellaneous
This Agreement shall become effective once it is signed by the parties hereto. This Agreement is executed in six originals. Each party shall keep one original, and the remaining originals shall be used for the completion of change of registration with the industrial and commercial administration department and other filing procedures of the government. Each original shall have equal legal effect.

[The remainder of this page is intentionally left blank. This page is the signature page of the Share Transfer Agreement by and among Guangdong Meidiya Investment Co., Ltd., Beijing Min Si Lian Hua Investment Management Co., Ltd. and Keping Lin regarding Beijing Fanhua Datong Investment Management Co., Ltd.]
Guangdong Meidiya Investment Co., Ltd. (Chop)
[Chop affixed]
Legal Representative (or Authorized Representative): /s/ Qiuping Lai
Beijing Min Si Lian Hua Investment Management Co., Ltd. (Chop)
[Chop affixed]
Legal Representative (or Authorized Representative): /s/ Ling Yang
Keping Lin (Signature): /s/ Keping Lin